Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in (i) Registration Statement Nos. 333-36856, 333-82486, 333-115633, 333-115634 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-123150 of Enterprise Products Partners L.P. and Enterprise Products Operating L.P. on Form S-3; and (iii) Registration Statement Nos. 333-107073 and 333-114758 of Enterprise Products Partners L.P. on Form S-3 of our reports dated February 28, 2007, relating to the financial statements and financial statement schedule of Enterprise Products Partners L.P. and to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 2006.
Deloitte & Touche LLP
Houston, Texas
February 28, 2007